Exhibit 99.1

OP Bancorp Announces Additional Stock Repurchase Program

LOS ANGELES, February 28, 2020 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), announced today that its Board of Directors approved a new stock repurchase program that authorizes the Company to repurchase up to 500,000 shares of its common stock.

“This stock purchase program will reinforce the Company’s confidence in the stock to the Market,” said Min Kim, President and Chief Executive Officer of OP Bancorp and Open Bank.

The Company completed its first stock repurchase program that was announced in January of 2019 on August 23, 2019 with total purchases of 395,000 shares at an average price of $9.10 per share. Subsequently on August 28, 2019, the Company announced another stock repurchase program that authorized the repurchase of up to 475,000 shares of its common stock. The Company completed the second stock repurchase program on February 25, 2020 with total purchases of 475,000 shares at an average price of $9.75 per share.

Shares may be purchased in open market transactions, through block trades, in privately negotiated transactions, or by other trading plans as determined by OP Bancorp’s management and in accordance with the Rule 10b5-1 of the Securities and Exchange Commission.

The repurchase program may be suspended, terminated, or modified at any time. The time of purchases and amount of share repurchase may be affected by variety factors including market conditions, price, trading volume and regulatory requirements.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California, and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

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